Exhibit 2.1



                            SHARE PURCHASE AGREEMENT


THIS SHARE PURCHASE AGREEMENT made the 5th day of September, 2002 BY and AMONG;


           INTERNET CABLE CORPORATION, a corporation incorporated under the laws of the State of Nevada (hereinafter referred to as "Purchaser")

                                            OF THE FIRST PART

           CLEARVIEW COMMUNICATIONS LTD., a corporation incorporated under the laws of the Province of Ontario (hereinafter referred to as "CCL")

                                            OF THE SECOND PART

           JEFF PAINE, of the Town of Orangeville in the Regional Municipality of King, Province of Ontario (hereinafter referred to as "Vendor")

                                            OF THE THIRD PART






           WHEREAS the Purchaser desires to purchase all of the issued and outstanding shares in the capital of Clearview;

           NOW THEREFORE in consideration of the premises and the respective covenants and agreements of the Parties herein contained, the sum of one dollar now paid by each Party hereto to each of the other Parties hereto and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by all of the Parties hereto), the Parties hereto covenant and agree as follows:

                                    ARTICLE 1

1.1 DEFINITIONS - Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

     "Accounts Receivable" mean any and all accounts receivable, trade receivables, notes receivable and other receivables arising out of the Business and operations of Clearview.

     "Affiliate" of any Person means any corporation, proprietorship, partnership or business entity which directly or indirectly owns or controls, is under common ownership or control with, or is owned or controlled by, such Person.

     "Agreement" means this share purchase agreement, including all Schedules and Exhibits hereto and all instruments supplemental hereto or in amendment or confirmation hereof or thereof.

     "Applicable Law" means any domestic or foreign law, statute, regulation, rule, policy, guideline, ordinance, by-law (including, without limitation, any Environmental Law) applicable to the Purchaser, the Vendor, the Business or operation of Clearview, the Assets of Clearview or the Purchased Shares.

     "Assets of Clearview" means all of the assets of Clearview used in the Business of Clearview.

     "Business" means the engineering, planning, construction and installation services in connection with the building, maintaining and upgrading of cable telecommunications systems presently carried on by Clearview.

     "Business Day" means any day other than a Saturday, Sunday or holiday on which the Canadian chartered banks located at Markham, Ontario are open for business.

     "Clearview" means Clearview Communications Ltd., a corporation incorporated under the laws of the Province of Ontario.

     "Canadian Tax Act" shall mean the Income Tax Act (Canada) as amended and the Regulations made pursuant thereto.

     "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares hereunder by the transfer and delivery of documents of title thereto and the payment of the Purchase Price therefor as contemplated herein.


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     "Closing Date" means the 11th day of September, 2002, or such other date as the Parties may agree or as may be extended by the Purchaser as the date upon which the Closing shall take place.

     "Closing Time" means 1:00 o'clock p.m. Markham time, on the Closing Date or such other time on such date as the Parties may agree as the time at which the Closing shall take place.

     "Deposit" has the meaning ascribed in Section 2.2 hereof.

     "Dollar" and "$" means lawful money of Canada.

     "Effective Date" means the date of execution of this Agreement.

     "Encumbrance" means any encumbrance of any kind, including, without limitation, and option. Pledge, security interest, lien, hypothec, charge, encumbrance, mortgage, hypothecation, trust, deemed trust, trust deed, easement, lease, sub-lease, claim, right of way, covenant, condition or restriction (whether on sale, transfer or disposition or otherwise), whether imposed by agreement, law or otherwise, whether of record or otherwise.

     "Environmental Law" means any law, statute, regulation, rule, policy, guideline, order, consent decree, settlement agreement or governmental requirement of Canada or any province, territory or local government or any agency thereof, which relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, clean-up, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials.

     "Environmental Permit" shall mean any Permit required by or pursuant to any applicable Environmental Law.

     "Financial Statements of Clearview" means the unaudited, reviewed financial statements of Clearview for the fiscal year ended July 31, 2002, consisting of a balance sheet and the statements of income, retained earnings, source and application of funds and changes in financial position and all notes thereto as reported upon by BDO Dunwoody LLP is Sally J Slumskie,HBA,CA Senior Manager.

     "GAAP" shall mean generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants or and successor Institute applicable as of the date on which any calculation or determination is required to be


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     made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstance that it covers.

     "Governmental Authority" means the government of Canada or the government of the United States of America or any province, state, territory, region, municipality, locality or other political sub-division thereof and any entity exercising executive, legislative, judicial, regulatory administrative functions of or pertaining to government, as the case may be.

     "Interim Financial Statements" means the interim unaudited financial statements of Clearview for the Period ended December 31. 2001, consisting of a balance sheet and the statements of income, retained earnings, source and application of funds and changes in financial position and all notes thereto as reported upon by BDO Dunwoody.

     "Key Employees" means the senior employees and officers of Clearview as set out in this Agreement and the Schedules attached hereto.

     "Leased Properties" means all of the lands, buildings, facilities, installations, fixtures, structures and improvements leased to Clearview.

     "Losses" means all liabilities (including, without limitation, all liabilities relating to Taxes), losses, costs, damages, deficiencies, penalties or expenses (including, without limitation, solicitors' and accountants' fees and expenses in costs of investigation and litigation and any judgment, settlement or compromise relating thereto and interest, penalties or other amounts paid in respect of judgments, settlements or compromises).

     "Material Adverse Effect" means a negative change in, or effect on the operations, affairs, prospects, financial condition, results of operations assets, liabilities, reserves or any other aspect of the corporation of the business of the corporation that results in a negative adverse effect on or a negative adverse change in any such aspect of the corporation or the business of the corporation.

     "Material Contract" means any contract entered into by Clearview having an annual Dollar value greater than Fifty thousand Dollars ($50,000.00) or a term in excess of twenty-four months, excepting therefrom all financing agreements and Encumbrances.

     "Party" means the Purchaser, Internet Cable Corporation, and Vendor, Clearview Communications Ltd., "Party" means any one of them.

     "Permits" means all of the permits, licenses, consents, approval, certificates, variances,


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     interim permits, permit applications or other authorization required by or pursuant to Applicable Law.

     "Person" means any individual, corporation, partnership, trustee or trust or unincorporated association, and pronouns have a similarly extended meaning.

     "Purchaser's Counsel" means Graham J. Nichols, LLB, Nichols & Associates, 51 Main Street Markham North, Markham, Ontario, L3P 1X7.

     "Purchase Price" means the purchase price to be paid by the Purchaser for the Purchased Shares as provided in Article 2 hereof.

     "Purchased Shares" means 4 issued and outstanding common shares in the capital of Clearview.

     "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, net proceeds, ad valorem, turnover, real and personal (tangible and intangible), sales, use, franchise, excise, value added, goods and services, stamp, leasing, lease, user, transfer, fuel, excess profits, payroll, occupation, interest, equalization, windfall profits, severance and employees' withholding, unemployment, employer health and social security taxes which are imposed by Canada or any province, state, territory, region, municipality or local or foreign government or any agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

     "Vendor's Counsel" means the law firm of Huber & Heersche Barristors and Solicitors; Joost Heersche,B.SC.,M.B.A.,L.L.B., or its successor, counsel to Clearview.

     "Vendor means, Jeff Paine

     "Stock Options" means stock options in the capital of the Purchaser.

Terms defined in the preamble to this Agreement shall have the same meanings herein as are ascribed thereto in the preamble.

1.2 GENDER AND NUMBER - Words importing the singular include the plural and vice versa; words importing gender include all genders.

1.3 ENTIRE AGREEMENT - This Agreement, including the Schedules and Exhibits hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection


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


with the subject matter hereof except as specifically set forth herein and therein.

1.4 WAIVERS, ETC. - No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement, in whole or in part, shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.5 OTHER WORDS AND PHRASES - In this Agreement, unless otherwise expressly provided (i) the words "hereof", "herein", "hereto" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, paragraph or other subdivision, and (ii) all references to designated "Articles", "Sections", Subsections", "paragraphs" or other subdivisions are to the designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement.

1.6 HEADINGS - The Article and Sections headings contained herein are included solely for convenience of reference, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement.

1.7 GOVERNING LAW - This Agreement and the rights, obligations and relations of the Parties shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and the courts of Ontario shall have exclusive jurisdiction to entertain any action in connection with this Agreement.

1.8 CURRENCY - Unless otherwise specified, all reference to currency herein are deemed to mean lawful money of Canada, and all amounts to be paid or calculated pursuant to this Agreement are to be paid or calculated in lawful money of Canada.


                                    ARTICLE 2

                                PURCHASE AND SALE

2.1 PURCHASE PRICE - Subject to the terms and conditions set forth in this Agreement, at the Closing, the Vendor shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase, accept and acquire the Purchased Shares listed opposite the Vendor's name on Schedule 2.1 attached hereto. The Purchase Price for the Purchased Shares shall be one hundred and fifty thousand dollars (CDN$150,000.00) together with seven hundred fifty thousand shares 750,000 of ICC common stock.

2.2 DEPOSIT - The Purchaser shall immediately upon execution of this Agreement deliver to the Vendor's Counsel a Deposit in the amount delivery of 50% of the stock and the sum of five thousand dollars (CDN$5,000.00). The Deposit shall be held in trust by the Vendor's Counsel,


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pending the completion or termination of the transactions contemplated herein.
The Deposit may be invested by the Vendor's Counsel in an interest bearing account, any such interest accruing shall be for the Vendor's account and benefit.

2.3 ACTION BY VENDOR AND PURCHASER AT THE CLOSING TIME - At the Closing, the Vendor and the Purchaser shall take the following action:

     (a) Delivery of Certificates, etc. - The Vendor shall transfer and deliver to the Purchaser at the Closing share certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of records thereof. The Vendor shall take such steps as shall be necessary to cause Clearview to enter the Purchaser or its nominee upon the books of Clearview as the holder of the Purchased Shares and to issue one or more share certificate to the Purchaser or its nominee representing the Purchased Shares;

     (b) Payment to the Vendor - The Purchaser shall pay the sum of one hundred thousand dollars (CDN$100,000.00) to the Vendor upon the closing of the transaction; the remaining forty five thousand dollars (CDN$45,000.00) and the balance of the stock, being the balance of the purchase price, shall be subject to an escrow period or to the order of the Vendor as follows:

          (i) by certified cheque or bank draft in accordance with the direction of the Vendor in the amount of one hundred thousand dollars (CDN$100,000.00) shall be paid to the vendor upon the closing of the transaction.

          (ii) by certified cheque or bank draft in the principal amount of forty five thousand dollars (CDN$45,000.00) together with three hundred seventy five thousand shares (375,000) of ICC common stock, being the balance of the purchase price, shall be subject to an escrow period. (the "2nd Installment") made payable to Graham J. Nichols, LLB, Nichols and Associates, 51 Main Street, Markham North, Markham, Ontario, L3P 1X7 in trust, which shall be held in accordance with the Escrow Agreement, a copy of which is attached hereto as Schedule 2.2.

     (c) Indemnity to Jeff Paine - The Purchaser shall deliver to Jeff Paine, Vendor herein, an agreement to indemnify him for all acts done on behalf of Clearview to secure the financial obligations of Clearview prior to closing.

2.4 PAYMENT OF THE 2ND INSTALLMENT - The 2nd Installment shall be held in trust by the Purchaser's Counsel after Closing, and shall be released to the Vendor at the expiry of six weeks from the date of Closing; provided the Purchaser cannot demonstrate the following:


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


     (a) the warranties, representations and covenants of Clearview are found to be materially incorrect on Closing; and

     (b) Clearview, the Clearview Business or the Assets of Clearview are effected by a Material Adverse Effect;

in which case the 2nd Installment will be released in part or in full only in accordance with the Escrow Agreement, a copy of which is attached hereto as
Schedule 2.2

2.5 PLACE OF CLOSING - The Closing shall take place at the Closing Time at a location in Markham, Ontario as may be agreed upon by the Vendor and the Purchaser.

2.6 EXTENSION OF CLOSING - The Purchaser may extend the Closing by 30 days up to three times, for a maximum extension of 90 days. The Purchaser Price shall be increased by four thousand Dollars ($4,000.00) for each extension of the Closing required by the Purchaser. The Purchaser shall give the Vendor at least five (5) days prior written notice in the case of the first extension and at least five
(5) days prior written notice in the case of the second and third extension, should they be required. Upon each such notice being given, the Purchaser shall deliver to the Vendor, together with the notice, a cheque in the amount of four thousand Dollars ($4,000.00) being the increase to the Purchase Price, which shall be held in trust by the Vendor's Counsel, pending the completion of the transactions contemplated herein. This increase to the Purchase Price shall be an increase to the Deposit and shall be treated in a like manner with respect to the provisions of Section 7.5 herein.

2.7 TENDER - Any tender of documents or money hereunder may be made upon the Parties or their respective counsel, and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque and certified by a Canadian chartered bank.


                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF THE VENDOR, CLEARVIEW

           The Vendor and Clearview jointly and severally represent to the Purchaser as follows:

3.1        ORGANIZATION AND VALID EXISTENCE: CLEARVIEW

           Clearview is a corporation duly incorporated, organized and validly existing under the laws of the Province of Ontario. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been or shall by the Closing Date be duly authorized by all necessary corporate action on the part of Clearview. Attached herewith as


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


Schedule 3.1 is a copy of the articles of incorporation of Clearview.

3.2        ENFORCEABILITY OF OBLIGATIONS

           This Agreement constitutes a valid and binding obligation of the Vendor and Clearview enforceable against each of them in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. The execution, delivery and performance of this Agreement and all other agreements, instruments, certificates and documents contemplated hereby by the Vendor and Clearview do not, on the date hereof, and will not, on the Closing Date:

          (i) violate any Applicable Laws;

          (ii) except as set forth on Schedule 3.2 attached hereto, violate or conflict, or result in a breach of, or constitute a default (or event, which with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Encumbrance upon any of the Clearview Assets, the assets used by Clearview in the Business, or the Purchased Shares under any of the terms, conditions or provisions of any contract or agreement to which the Vendor is a party or by which he or any of the Clearview Assets, the assets used in the Clearview Business or the Purchased Shares are bound;

          (iii) permit the acceleration of the maturity of any indebtedness of Clearview or any indebtedness secured by the Clearview Assets or the assets of the Clearview Business of the Purchased Shares; or

          (iv) violate or conflict with any provisions of the articles of by-laws of Clearview or any director's or shareholder's resolutions of Clearview.

3.3        RIGHT TO SELL - THE VENDOR

          (i) is the sole and beneficial owner of the Purchased Shares as set out in Schedule 2.1, which shares constitute all the issued and outstanding shares in the capital of Clearview;

          (ii) has the exclusive right to dispose of the Purchased Shares as herein provided and such disposition will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, charter or by-law provision or Applicable Law to which the Vendor or by which the Vendor is bound or affected;

          (iii) is the holder of record of all the Purchased Shares, free and clear of


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          Encumbrances or rights of others (other than the rights of the
          Purchaser hereunder) and no person (other than the Purchaser hereunder) has any agreement, option or any rights capable of becoming an agreement or option for the acquisition of the Purchased Shares;

          (iv) upon transfer to the Purchaser at Closing of certificates representing such Purchased Shares, the Purchaser shall receive full title to the Purchased Shares free and clear of all Encumbrances.

3.4        LICENSES, REGISTRATIONS AND COMPLIANCE

           Clearview is registered, licensed or otherwise qualified as a corporation to do business in the jurisdiction in which the nature of the businesses or the property owned or leased by them makes such registrations, licensing or other qualification necessary, and such registrations, licenses or qualifications (as the case may be) are in good standing. Clearview is not in violation of any Applicable Law, which violation could have a Material Adverse Effect, and, without limiting the generality of the foregoing, are in breach of any Environmental Law. Each jurisdiction in which Clearview or a subsidiary of Clearview carries on business is set forth in Schedule 3.4 attached hereto opposite the name of the relevant corporation.

3.5        SUBSIDIARIES OF CLEARVIEW

           Save as set forth in Schedule 3.5 attached hereto, Clearview has no subsidiaries.

3.6        CAPITALIZATION

           The authorized and issued share capital of Clearview is set forth in
Schedule 3.6 attached hereto. All such issued share capital has been duly and validly issued and is outstanding as fully paid and non-assessable shares in the capital of Clearview. Save and except as set out in Schedule 3.6 herein, no options, warrants or other rights to purchase shares or other securities of Clearview or other rights to purchase shares or other securities of Clearview have been authorized or agreed to be issued or are outstanding. Clearview is not subject to any obligations (contingent or otherwise) to re-purchase or other wise retire or acquire any of its shares.

3.7        FINANCIAL STATEMENTS

     (a) The Financial Statements of Clearview by BDO Dunwoody are true and correct and have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding period. The Financial Statements of Clearview present a true and complete statement of the consolidated financial condition and assets and liabilities of Clearview as at July 31, 2002 and the other statements comprising the Financial Statements of Clearview accurately set


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     forth the results of the operations of Clearview on a consolidated basis and the source and application of the funds thereof throughout the period covered thereby.


3.8        ABSENCE OF UNDISCLOSED LIABILITIES

     (a) Clearview: Except to the extent reflected or reserved against in the Financial Statements of Clearview (including the notes thereto) or incurred subsequent to the date thereof and disclosed in Schedule 3.8 and except as incurred in the ordinary and usual course of business or insured against, Clearview has no outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature customarily reflected or reserved against in a balance sheet (including the notes thereto) prepared in accordance with GAAP.


3.9        TAX MATTERS

     (a) Clearview has duly and timely filed all federal, provincial and local income, franchise, capital, sales or use, goods and services, excise, fuel, payroll, property or other tax returns required by any Applicable Law to be filed by it and all liabilities required to be paid by Clearview on account of Taxes prior to the date hereof have been duly paid.

     (b) Neither Clearview nor Jeff or have received from any Governmental Authority any assessment, re-assessment or notice of underpayment of any Taxes or other charges and no such notice is reasonably expected. To the best of the knowledge, information and belief of the officers and directors of Clearview, there are no unpaid liabilities.

     (d)There are no actions, suits, proceedings, investigations or claims now threatened or pending against Clearview in respect of Taxes, governmental charges or assessments, or any matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by such authority.

     (e) No agreements, consent or other arrangements extending or waiving the time limited for the filing of any tax return by, or the payment of any Taxes, governmental charge or deficiency against Clearview or the re-assessment of any Taxes, or any statutes of limitations related thereto have been filed with


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     respect to Clearview for any fiscal year.

     (f) Clearview has withheld form each payment made to any of its officers, directors, former directors and employees, the full amount of all Taxes and other deductions (including without limitation, income taxes, unemployment, disability, and other required taxes and contributions) required to be withheld and has paid the same together with the employer's share of same, if any (to the extent required to be paid so no such amount is past due), to the proper tax or other receiving officers within the prescribed times and has filed, in complete and accurate form, all information and other returns required pursuant to any applicable legislation within the prescribed times.



3.10       ABSENCE OF CHANGES

           Since the date of the Interim Financial Statements of Clearview there has not been:

     (a) any material changes in the condition or operations of the Clearview Business, the Clearview Assets or the financial condition of Clearview other than changes in the ordinary and normal course of business, none of which has or would be expected to have a Material Adverse Effect; or

     (b) any damage, destruction or loss, labour troubles or other event, development or condition of any character (whether or not covered by insurance) affecting the Clearview Business, the Clearview Assets or the properties or future prospects of Clearview which has or would be expected to have a Material Adverse Effect.

3.11       ABSENCE OF UNUSUAL TRANSACTIONS

           Since the date of the Financial Statements of Clearview, Clearview has not:

          (i) transferred, assigned, sold or otherwise disposed of any of the Clearview Assets or canceled any debts or claims except in the ordinary and usual course of business;

          (ii) incurred or assumed any obligation or liability (fixed or contingent), except those listed in Schedule 3.11 attached hereto and except unsecured current obligations and


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          liabilities incurred in the ordinary and normal course of business;
          (iii) except as disclosed in Schedule 3.11, issued or sold any shares in its capital or any warrants, bonds, debentures or other securities of Clearview or issued, granted or delivered and right, option or other commitment for the issuance of any such or other securities;

          (iv) discharged or satisfied and Encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities incurred since the date of the Financial Statements of Clearview in the ordinary and normal course of business;

          (v) declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares;

          (vi) suffered any operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would have a Material Adverse Effect on Clearview;

          (vii) except those listed in Schedule 3.11, amended or changed or taken any action to amend or change its articles or by-laws;

          (viii) made any general wage or salary increases in respect of personnel which it employs, other than increases in the ordinary and normal course of business or as provided for in the collective labour agreements referred to in Schedule 3.18 attached hereto;

          (ix) mortgaged, pledged, subjected to Encumbrance or otherwise encumbered any of the Clearview Assets or property, whether tangible or intangible except in the ordinary and normal course of business; or


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          (x) authorized or agreed or otherwise become committed to do any of the foregoing.


3.12       LEASED EQUIPMENT

           Schedule 3.12 attached hereto sets forth a true and substantially complete list of all equipment, other personal property and fixtures in the possession or custody of Clearview, which, as of the date hereof, is leased or held under license or similar arrangement and of the leases, licenses, agreements and other documentation relating thereto.

3.13       COLLECTIBILITY OF ACCOUNTS RECEIVABLE

           The accounts receivable as shown on the Financial Statements and Interim Financial Statements of Clearview are collectible to within five percent (5%) of the total shown, and the recorded sales are accurate to within five percent (5%) of the total recorded.

3.14       LEASES OF REAL PROPERTY

           All leases of real property and all interests held by Clearview as lessees under real property leases are reduced to writing and are recorded on the books of Clearview.

           All rental and other payments required to be paid by Clearview as lessees are paid on a timely basis.

           Such leases are in full force and effect without amendment thereto and neither Clearview is otherwise in default in meeting its obligations contained in any such lease.

3.15       REAL PROPERTY

            Clearview does not own any real property in fee simple.

3.16       USE

           The use by Clearview of the buildings and improvements located on the leased real property referred to in Section 3.14, the operation and maintenance thereof as now operated and maintained by Clearview, and the purposes for which they are presently being used, are not in breach in any material respect of any Applicable Law and there are no restrictive covenants or Applicable Laws which in any way restrict or prohibit the use of the said buildings, improvements and real property for the purposes for which they are presently being used.

           Clearview is not aware of any buildings and other structures located on the leased real property referred to in Section 3.14 being or ever having been insulated with urea formaldehyde


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


foam insulation, nor are they aware of such buildings or structures contain any aluminum wiring or friable asbestos or any other substance containing a type of asbestos or asbestos product which is a hazardous product, toxic or priority substance or any other substance deemed hazardous or regulated by any laws or regulations of Canada or the Province of Ontario in force at the date hereof.

3.17 CONDITION OF ASSETS - All Clearview Assets and all material tangible assets of Clearview used in or in connection with the Clearview Business are in good condition, repair and (where applicable) proper working order, reasonable wear and tear excepted.

3.18 EMPLOYMENT CONTRACTS - Except as set out in Schedule 3.18 attached hereto, Clearview does not have any union or collective labour, pension, deferred profit sharing, stock option or other similar agreement nor do they have any written contracts of employment with any employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. There is not now any circumstances or conduct which could result in the filing of an unfair labour practice complaint.

3.19 MATERIAL CONTRACTS - All material contracts of Clearview have been reduced to writing and are recorded on the books of Clearview. The material contracts are all in full force and effect without amendment thereto and no material default exists in respect thereof on the part of any of the parties thereto. Such contracts and agreements include all the presently outstanding material contracts entered into by Clearview in the course of carrying on their respective businesses and all quotations, orders or tenders for such contracts which remain open for acceptance. To the best of the knowledge, information and belief of the Vendor, Clearview has the capacity, including the necessary personnel, equipment and supplies, to perform all their obligations thereunder.

3.20 PENSION PLANS - There are no pension plans established by or for Clearview for its or their employees.

3.21 ABSENCE OF GUARANTEES - Except as disclosed in Schedule 3.21 attached hereto, neither Vendor or Clearview has given or agreed to give, or is a party or bound by, any guarantee of indebtedness or other obligations of third parties or any other commitment by which Clearview is contingently, responsible for such indebtedness or other obligation.

3.22 LITIGATION - Except as disclosed in Schedule 3.22 attached hereto, there is not suit, action, litigation, arbitration proceeding or governmental proceeding, hearing before an administrative tribunal, including appeals and applications for review, in progress, pending or, to the best of the knowledge, information and belief (after due enquiry) of the senior officers of Clearview, threatened against or relating to Clearview or affecting its or their properties or business which, if determined adversely to Clearview, might have a Material Adverse Effect on the properties, business, future prospects or financial condition of Clearview. Except as shown in the said Schedule, there is not presently outstanding against Clearview, any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.


3.23 EMPLOYEES - There are set forth in Schedule 3.23 attached hereto the names and titles of all the directors and officers of Clearview, and of all personnel employed or engaged thereby whose annual rate of remuneration exceeds $70,000.00.

3.24 RESIDENCE OF VENDOR, ETC. - The Vendor are not non-residents of Canada for the purposes of the Canadian Tax Act. Clearview is a Canadian-controlled private corporation for the purposes of the Canadian Tax Act.

3.25 INSURANCE - Clearview maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Clearview Business, the property and Clearview Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are in full force and effect and Clearview is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.

3.26 VEHICULAR EQUIPMENT - Schedule 3.26 attached hereto contains a list of all vehicular equipment owned or leased by Clearview. Such vehicular equipment is in roadworthy condition and is capable of satisfying the inspection requirements and performance standards prescribed by the Highway Traffic Act (Ontario) and the Regulations thereto, as may be amended from time to time, for its particular type or class.

3.27 COPIES OF AGREEMENTS, ETC. - True, correct and complete copies of all mortgages, leases, agreements, instruments and other documents listed in Schedules hereto, and of the policies of insurance referred to herein are located at the head office location of Clearview.

3.28 CORPORATE RECORDS - Other than as set out in Schedule 3.28 attached hereto, the corporate records and minute books of Clearview contain complete and accurate copies of all by-laws of Clearview, minutes of all meetings and resolutions of the directors and shareholders of such corporations; all such meetings were duly called and held, all such by-laws and resolutions were duly passed and the share certificate books, registers of shareholders, registers of transfers and registers of directors of Clearview are complete and accurate in all material respects.

3.29 BOOKS OF ACCOUNT - The books and records of account of Clearview, fairly and correctly set out and disclose in all material respects and in accordance with generally accepted accounting principals, consistently applied, the financial positions of Clearview as of the date hereof and all material financial transactions of Clearview have been accurately recorded in such books and records.

3.30 COMPLIANCE WITH ENVIRONMENTAL LAWS - With respect to the properties leased by Clearview, since the commencement date of these leases, Clearview, and the Clearview Business are in compliance with and have always been in compliance with all Environmental Laws.


3.31 EMPLOYMENT EQUITY - None of Clearview have received notice of any proposed or pending compliance review in respect of employment equity and no sanctions have been imposed on any of them for failing to honor their commitment to employment equity.

3.32 FAMILY LAW ACT - No order has been given under the Family Law Act (Ontario) which would or does affect the Purchased Shares in any manner whatsoever nor is there any application threatened or pending under the Family Law Act by any of the Vendor.

3.33       ASSETS SUFFICIENT FOR CONDUCT OF CLEARVIEW BUSINESS

     (a) Clearview Assets constitute all of the assets and properties required for the operation of Clearview `s business as it is presently operated; and

3.34 BROKER - A business brokering agreement has not been was entered into by Clearview and there is no business broker or finders fee or commission arrangement due or payable by Clearview to anyone.

3.35 CRIMINAL CODE - Neither Clearview nor any director, officer or shareholder of Clearview has been found guilty of any offence under the Criminal Code (Canada).

                                    ARTICLE 4

                        REPRESENTATIONS OF THE PURCHASER

           The Purchaser hereby represents and warrants to the Vendor as follows:

4.1 ORGANIZATION AND VALID EXISTENCE - The Purchaser is a corporation duly incorporated and organized and is validly existing under the laws of the State of Nevada and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been or by the Closing Date will be duly authorized by all necessary corporate action on the part of the Purchaser.

4.2 ENFORCEABILITY OF OBLIGATIONS - This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.3 ABSENCE OF CONFLICTING AGREEMENTS - The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein.

4.4 RESIDENCE OF THE PURCHASER - The Purchaser is a non-Canadian within the meaning of the Investment Canada Act. This transaction is exempt from the operation of the statue because the Purchase Price is less than One Hundred Million ($100,000,000.00) Dollars.

4.5 LITIGATION - There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the knowledge, information and belief (after due enquiry) of the senior officers of the Purchaser, threatened against or involving the Purchaser or any judgment, decree, injunction, rule or order of any Court, governmental department, commission, agency, instrumentality or arbitrator which, in any such case, might adversely affect the ability of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby. The Purchaser is not aware of any existing ground on which any such action, suit or proceeding may be commenced with any reasonable likelihood of success.

4.6 KEY EMPLOYEE AGREEMENTS - The Purchaser has or shall prior to the Closing Date have executed employment agreements with the Key Employees of Clearview as set out in Schedule 4.6 attached hereto.

4.7 EMPLOYEE STOCK OPTIONS - The Purchaser shall prior to the Closing Date issue to the employees of Clearview 30,000 Stock Options exercisable after Closing at a purchase price of to be determined on closing per each option, to be divided between the employees of Clearview in a manner to be determined.


                                    ARTICLE 5

                     CONDITIONS PRECEDENT TO THE PERFORMANCE
            BY THE PURCHASER OF ITS OBLIGATIONS UNDER THIS AGREEMENT


           The obligations of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, in all material respects, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser any may be waived by it in whole or in part);

5.1        TRUTH AND ACCURACY OF REPRESENTATIONS OF VENDOR AT THE CLOSING TIME

           All of the representations and warranties of the Vendor and Clearview made in or pursuant to this Agreement, including, without limitation, the representations and warranties made and set forth in Article 3 hereof, shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby or by transactions in the ordinary and normal course of business), and the Purchaser shall have received a certificate from the President or other person exercising the functions of chief executive officer of the Vendor, and Clearview and a certificate from the Vendor confirming, to the best of his knowledge, information and belief (after due enquiry) the truth and correctness of the representations and warranties of Clearview and the Vendor.

5.2 PERFORMANCE OF OBLIGATIONS - Each of Clearview, and the Vendor shall have performed or complied with, in all respects, the Vendor, and Clearview, all of its obligations, covenants and agreements hereunder.

5.3        RECEIPT OF CLOSING DOCUMENTATION

           All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Purchased Shares and all action proceedings taken on or prior to the Closing in connection with the performance by any of Clearview or the Vendor of their obligations under this Agreement shall be satisfactory to the Purchaser and the Purchaser's counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser and the Purchaser's Counsel.

5.4 NO FIRE DAMAGE - No substantial damage by fire or other hazard to the Assets of Clearview shall have occurred from the Effective Date to the Closing Date which is not adequately insured against.

5.5 LITIGATION - On the Closing Date, there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or otherwise claiming that such consummation is improper.

5.6        MATERIAL CHANGE - Since the Effective Date there shall have been no:

     (a) Material adverse change in the financial condition, results and operations, cash flows, Assets or prospects of Clearview;

     (b) Material loss or damage (whether or not covered by insurance) to any of the Assets of Clearview.

5.7 DUE DILIGENCE REVIEW - The Purchaser shall no later than 55 days after the Effective Date have completed their due diligence review having been satisfied with the results of its investigation and review of the business, operations, assets, liabilities, result of operations, cash flows, conditions (financial and otherwise) and prospects of, and other matters relating to Clearview, delivered to the Vendor's Counsel a certificate evidencing the Purchaser's satisfaction.

5.8 CERTIFICATES - The Vendor shall have delivered to the Purchaser share certificates representing all of the Purchased Shares, which share certificates shall have been duly endorsed in blank for transfer or accompanied by duly executed stock powers.

                                    ARTICLE 6

                   CONDITIONS PRECEDENT TO THE PERFORMANCE BY
               THE VENDOR OF THE OBLIGATIONS UNDER THIS AGREEMENT

           The obligations of the Vendor to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by each of them in whole or in part);

6.1 TRUTH AND ACCURACY OF REPRESENTATIONS OF PURCHASER AT CLOSING TIME - All of the representations and warranties of the Purchase made in or pursuant to this Agreement, including without limitation the representations and warranties made by the Purchaser and set forth in Article 4 hereof, shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendor shall each have received a certificate from a duly authorized senior officer of the Purchaser confirming, to the best of his knowledge, information and belief (after due enquiry), the truth and correctness of the representations and warranties of the Purchaser contained herein;

6.2 PERFORMANCE OF OBLIGATIONS - The Purchaser shall have performed or complied with, in all respects, all of its obligations, covenants and agreements hereunder.

6.3 RECEIPT OF CLOSING DOCUMENTATION - All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Purchased Shares and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendor and Vendor's Counsel and the Vendor shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendor and Vendor's Counsel.

6.4 LITIGATION - On the Closing Date, there shall be no litigation, governmental investigation or proceeding pending or threatened for the purposes of enjoining or presenting the consummation of any of the transactions contemplated by this Agreement or otherwise claiming that such consummation is improper.

6.5 SATISFACTION WITH DUE DILIGENCE - No later than 55 days after the Effective Date, the Purchaser shall deliver to the Vendor's' Counsel a certificate evidencing the Purchaser's completion of their due diligence review and the Purchaser's satisfaction with the same.

6.6 KEY EMPLOYEES UNDER CONTRACT - On the Closing Date, the Key Employees of Clearview shall have executed employment agreements with the Purchaser satisfactory to the parties thereto.

6.7 ISSUANCE OF STOCK OPTIONS - On the Closing Date, the Purchaser shall deliver to the Vendor 30,000 Stock Options as set out in Section 4.7 herein to be delivered to the employees of Clearview after Closing in a manner to be determined.

                                    ARTICLE 7

                         OTHER COVENANTS OF THE PARTIES

7.1 FROM OFFER TO CLOSING DATE - During the period from the date of the Effective Date to the Closing Time, Clearview have:

     (a) except as otherwise contemplated or permitted by this Agreement, conducted their respective businesses in the ordinary and normal course thereof and have not, without the prior written consent of the Purchaser, entered into any transaction which if effected before the date of this Agreement, would constitute a material breach of the representations, warranties or agreements contained herein;

     (b) continued in force all existing policies of insurance presently maintained by Clearview;

     (c) complied with all Applicable laws affecting the operation of the Business and the Clearview Business and paid all required Taxes and tax installments;

     (d) not, without the prior written consent of the Purchaser taken any of the actions, done any of the things or performed any of the acts described in paragraphs (i) to (x) inclusive of Section 3.11.

7.2 ABSENCES OF UNUSUAL TRANSACTIONS - Since the date of the Financial Statements Clearview or its Vendor has not:

     (a) transferred, assigned, sold or otherwise disposed of any of the Clearview Assets or canceled any debts or claims except in the ordinary and usual course of business;

     (b) incurred or assumed any obligation or liability (fixed or contingent), except those listed in Schedule 3.11 attached hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

     (c) except as disclosed in Schedule 3.11, issued or sold any shares in its capital or any warrants, bonds, debentures or other securities of Clearview or issued, granted or delivered and right, option or other commitment for the issuance of any such or other securities;

     (d) discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities incurred since the date of the Financial Statements of Clearview in the ordinary and normal course of business;

     (e) declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares;

     (f) suffered any operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would have a Material Adverse Effect on Clearview;

     (g) except those listed in Schedule 3.11, amended or changed or taken any action to amend or change its articles or by-laws;

     (h) made any general wage or salary increases in respect of personnel which it employs, other than increases in the ordinary and normal course of business or as provided for in the collective labour agreements referred to in Schedule

     3.22 attached hereto;

     (i) mortgaged, pledged, subjected to Encumbrance or otherwise encumbered any of the Clearview Assets or property, whether tangible or intangible except in the ordinary and normal course of business; or

     (j) authorized or agreed or otherwise become committed to do any of the foregoing.

7.3 ACTIONS TO SATISFY CLOSING CONDITIONS - Each of the Parties hereby agrees to take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in
Article 6 hereof which are for the benefit of any other Party.

7.4 ACCESS FOR INVESTIGATION - Until the Closing Time, and in the event of the termination of this Agreement without consummation of the transactions contemplated hereby, the Purchaser shall covenant to keep confidential any information (unless readily available from public or published information or sources) obtained from Clearview, or the Vendor. If this Agreement is so terminated, promptly after such termination, all documents, work papers and other written material obtained from any Person in connection with this Agreement and not theretofore made public (including all copies thereof), shall be returned to the Person which provided such material.

7.5 LIQUIDATED DAMAGES - The Purchaser and the Vendor agree that in the event the transactions contemplated herein to not close, except where the Purchaser can demonstrate the Vendor, Clearview is in breach of a warranty or representation contained herein, the Deposit held by the Vendor's' Counsel shall be forfeited as liquidated damages and shall be released to the Vendor without requiring a court order to do so.


                                    ARTICLE 8

                      SURVIVAL AND REMEDY: INDEMNIFICATION

8.1 SURVIVAL - All representations and warranties of the parties hereto shall survive the Closing and shall expire as of 11:59 p.m. Markham time on the date which is the first anniversary of the Closing Date.

8.2        INDEMNIFICATION BY VENDOR

           The Vendor and Clearview agree, jointly and severally, to indemnify the Purchaser and agree to hold it harmless from any and all Losses incurred or suffered by the Purchaser arising from any breach of or any inaccuracy in any representation or warranty made by the Vendor, Clearview pursuant to this Agreement and any breach of or failure by the Vendor and Clearview to perform any covenant or obligation of the Vendor and Clearview set out in this Agreement.

8.3        INDEMNIFICATION BY PURCHASER

           The Purchaser agrees to indemnify the Vendor and Clearview against and agrees to hold them harmless from any and all Losses incurred and suffered by any of the Vendor and Clearview or any of their respective Affiliates (or any combination thereof) arising from any breach of or any inaccuracy in any representation or warranty made by the Purchaser pursuant to this Agreement and any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser set out in this Agreement.

8.4        NOTICE OF CLAIMS: ASSUMPTION OF DEFENSE

           The indemnified party shall give prompt notice to the indemnifying party in accordance with the terms of Section 10.3 of the assertion of any claim of the commencement of any suit proceeding by any party in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefore and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (but the giving of such notice shall not be conditioned precedent to indemnification hereunder). The indemnifying party may, at its own expense:

     (a) participate in; and

     (b) upon notice to the indemnified party and the indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to Section 8.2 or Section 8.3 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that:

          (i) the indemnifying party's counsel is reasonably satisfactory to the indemnified party;

          (ii) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's reasonable request for consultation from time to time with respect to such claim, suit, action or proceeding; and

          (iii) in the case of a claim arising from a breach of the warranties contained in Section 3.9 hereof for which the Vendor and Clearview have, pursuant to this section 8.4 assumed the defense thereof, if the action of the Vendor and Clearview may adversely affect the Purchaser or Clearview tax obligations for periods ending after the Closing Date, none of the Vendor or Clearview shall enter into a settlement agreement, file and amended tax return or seek a refund of Taxes with respect to the operations of Clearview without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

8.5        SETTLEMENT OR COMPROMISE

           Any settlement or compromise made or caused to be made by the indemnified party or the indemnifying party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.4 shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree was entered by a court of competent jurisdiction in the amount of such settlement or compromise. No party shall settle or compromise any claim, suit, action or proceeding without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld.

8.6        FAILURE OF INDEMNIFYING PARTY TO ACT

           In the event the indemnifying party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause same to be done, shall not relieve the indemnifying party of its obligations hereunder, provided that the indemnified party gives the indemnifying party at least thirty (30) days' notice of its proposed intention not to defend or participate and affords the indemnifying party the opportunity to assume the defense thereof.

8.7        PAYMENT OF INDEMNIFYING PARTY

           Contemporaneously with any compromise or settlement the indemnifying party shall pay or cause to be paid to the indemnified party or as they may direct, the amount owing under this indemnity with respect to such matter being provided further that:

     (a) the indemnifying party shall provide further security to the indemnified party in respect of any cost of damages arising in connection with any litigation; and

     (b) the indemnifying party shall agree to reimburse the indemnified party promptly in respect of all out of pocket expenses incurred by indemnified party in connection with such litigation or pending litigation.

8.8        LIMITATION RE INDEMNIFICATION BY THE VENDOR AND CLEARVIEW

           Notwithstanding anything contained in Section 8.2 hereof, the Vendor and Clearview shall only be required to pay to the Purchaser, an amount in respect of Losses for indemnification under the Section 8.2 to the extent by which the amount of such Losses exceeds, in the aggregate, $25,000.


                                    ARTICLE 9

                               DISPUTE RESOLUTION

9.1        NEGOTIATION

           Subject to the provisions of this Agreement, the Vendor and the Purchaser will attempt to resolve any controversy relating to the Agreement by negotiation between representatives of the parties who have authority to settle the controversy. The disputing Party will give the other Parties written notice of the dispute. Within five (5) business days of receiving such notice, the receiving Parties will submit to the other Parties a written response. The notice and response shall not exceed three (3) pages. The representatives shall meet at a mutually acceptable time and place within five (5) business days of the date of the responding Party's notice.

9.2        MEDIATION

           If the matter has not been resolved within five (5) business days of the responding Party's notice, or if either Party will not meet, the dispute will be submitted to mediation as set out below. The mediator will have no power to bind the Parties. The mediation will be confidential. The mediation process will be conducted as follows:

     (a) Selection of Mediator - The Vendor and the Purchaser will have three
     (3) business days from the end of the time for negotiation to agree upon a mutually acceptable mediator (the "Mediator"). If no Mediator has been selected within that time, the Vendor and the Purchaser agree jointly to request that ICC supply, within two (2) business days, a list of three (3) potential mediators. Within two (2) business days of receipt of the list, Vendor and Purchaser will independently rank the proposed candidates, will simultaneously exchange rankings, and will agree to select as the Mediator the individual receiving the highest combined ranking who is available. If either Party does not rank and provide a copy of the ranking to the other Party, the Party who does rank will be able to select the Mediator from the list;

     (b) Time and Place for Mediation - In consultation with the Mediator, the Vendor and the Purchaser will designate a mutually convenient time and place for the mediation (and unless circumstances require otherwise, the date should be no later than five (5) business days after the selection of the Mediator);

     (c) Summary of Views - Two (2) days prior to the mediation, each Party will deliver to the Mediator and to the other Parties a written summary of its views of the dispute, such summary not to exceed three (3) pages;

     (d) Fees of Mediator - The fees of the Mediator will be shared equally by Vendor and Purchaser; and

     (e) Termination of Procedure - The Vendor and the Purchaser agree to participate in the mediation for at least four (4) hours (unless terminated earlier by the Mediator). After that time, either the Vendor or the Purchaser may leave the mediation at any time. If the mediation does not yield a settlement, the Vendor and the Purchaser agree not to take any action (other than good faith attempts to negotiate a settlement to the dispute) prior to the conclusion of a five (5) day post-mediation period that commences on the day after the conclusion of the mediation process.

9.3        ARBITRATION

           After the expiry of the five (5) day moratorium period referred to in the paragraph above, if either Party will not participate in the mediation, the dispute will be finally settled by arbitration in accordance with the provisions of the Arbitration Act, R.S.O. 1990, c. A-24, as amended from time to time. The following rules will apply to the arbitration:

     (a) Appointment of Arbitrator - The arbitration tribunal will consist of one arbitrator (the "Arbitrator"). The Vendor and the Purchaser will have five (5) business days from the end of the five (5) day post-mediation period to agree on the Arbitrator. If they cannot agree, either Party may request that ICC supply, within two (2) business days a list of three (3) qualified arbitrators. Within two (2) business days of the receipt of the list, the Vendor and the Purchaser will independently rank the proposed arbitrators, will simultaneously exchange rankings, and will agree to select as the Arbitrator the individual receiving the highest combined ranking who is available. If either Party does not rank and provide a copy of the ranking to the other party, the Party who does rank will be able to select the Arbitrator;

     (b) Rules of Arbitration - The Vendor and the Purchaser shall agree, in consultation with the Arbitrator, on the rules for the arbitration. Absent agreement to the contrary, the following rules, designed to save time and expense for the Parties, will apply:

          (i) Pleadings shall be exchanged within twenty (20) days of the selection of the Arbitrator, and shall be no more than five (5) pages in length;

          (ii) Each Party shall provide to the other access to any documents in their possession which may be relevant to the arbitration. Each Party shall also provide to the other two (2) days before the arbitration hearing, lists and copies of the documents that the Party intends to rely on at the arbitration;

          (iii) Each Party shall be entitled to oral discovery of the other Party if it deems it appropriate. Any questions refused shall be put to the Arbitrator for the Arbitrator's determination as to whether the questions are appropriate and relevant. Oral discovery shall take place within thirty (30) days of the delivery of the conclusion of the exchange of pleadings;

          (iv) The arbitration shall take place within three (3) months of the selection of the Arbitrator;

          (v) At the Arbitration hearing, opening argument will be limited to one half hour per party;

          (vi) Each Party may produce up to two witnesses for direct examination. The total time permitted for direct examination (whether one or two witnesses is produced) will be two hours. Total time for cross-examination will also be two hours for each Party;

          (vii) All evidence is admissible and its weight will be determined by the Arbitrator;

          (viii) Each Party may introduce any of its 15 documents;

          (ix) Closing argument will be limited to (1) one hour for each Party; and

          (x) The Arbitrator shall be instructed to produce a decision within seven (7) calendar days of the conclusion of the arbitration, and written reasons within one (1) month of the arbitration.

     (c) The arbitration will be conducted in English and will take place in the Town of Markham;

     (d) The arbitration awards will be given in writing and will be final, not subject to any appeal, and will deal with the question of costs of the arbitration. In the award of costs, the Arbitrator may consider each Party's efforts to make any settlement offer. If either Party refuses to participate in the negotiation or mediation, there will be a presumption that costs on a solicitor and client basis will be awarded against the Party refusing to participate, regardless of the outcome of the arbitration;

     (e) Judgement upon the arbitration award may be entered into any court having jurisdiction, or application may be made to such court for judicial recognition of the award; and

     (f) The Arbitrator will not award punitive or special damages.

9.4        LIMITED PROCEDURE FOR SETTLING DISPUTES

           The Parties hereto mutually agree that the procedure specified in the Agreement are the only procedures available for the resolution of any controversies or disputes arising out of or relating to this Part, or the breach, termination or validity of it, or any other related agreement between the Vendor and the Purchaser. If any Party attempts to have issues resolved in court that should property be resolved pursuant to this Part, the Parties agree that this section can be used to stay any such proceedings. However, before or during the time that the Vendor and the Purchaser follow these procedures, either one can go to the appropriate court to get an injunction if the party reasonably believes that such a step is necessary to avoid irreparable damage or harm. Even if any Party takes such action, the Parties will continue to participate in good faith in the procedures set out in this Part.

                                   ARTICLE 10

10.1       EXPENSES

           The Purchaser shall pay all taxes, assessments, charges and fees, imposed by Canada or any province or political subdivision thereof required to be paid in connection with the transfer and sale of the Purchased Shares.

10.2       TIME

           Time shall be of the essence hereof.

10.3       NOTICES

           Any notice, direction or other document required to be given hereunder or for the purposes hereof (hereinafter in this Section 9.3 called a "notice") to any Party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

           in the case of a notice to the Vendor at:

                          Jeff Paine
                          Clearview Communications Inc.
                          62A First Street
                          Orangeville, Ontario
                          L9W 2E4
                          with a facsimile number of; 519-941-1718

                          Attention: Jeff Paine


           With a copy to the Vendor's Lawyer at:

                          Huber & Heersche
                          Barristors & Solicitors
                          184 Broadway Avenue
                          Orangeville, ON
                          L9W 1K3
                          With a facsimile number of 519 940 4502
           in the case of a notice to the Purchaser at:

                          Internet Cable Corporation
                          195-2 Riviera Drive
                          Markham, Ontario
                          L3R 5J6

                          with a facsimile number of: 905-477-9235

                          Attention: Jill Mac Donald


           with a copy to the Purchaser's Counsel at:

                          Nichols & Associates
                          51 Main Street Markham North
                          Markham, Ontario
                          L3P 1X7

                          with a facsimile number of (905) 294-9883

                          Attention: Graham J. Nichols



or at such other address as the Party to whom such writing is to be given shall have last notified the Party giving the same in the manner provided in this section. Any notice delivered to the Party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the first Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission. Failure to transmit timely or adequate notice to Vendor's Counsel or to Purchaser's Counsel, as the case may be, shall not invalidate, nullify or otherwise detrimentally affect the provision of same to a Party.

10.4       AMENDMENT

           This Agreement may be amended, modified or supplemented but only in writing signed by all of the Parties hereto.

10.5       ASSIGNMENT

           Neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties hereto.

10.6       TAX MATTERS

           The Vendor and Purchaser shall treat and report the transactions contemplated by this Agreement in all respects consistently for the purposes of the Canadian Tax Act and any other federal, provincial, state, territorial, regional, municipal, local or foreign taxing statute. The Parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

10.7       FURTHER ASSURANCES

           The Parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

10.8       SEVERABILITY

           If any covenant or provision of this Agreement is prohibited in whole or in part in any jurisdiction, such covenant or provision shall, as to such jurisdiction, be ineffective to the extent of such jurisdiction without invalidating the remaining covenants and provisions hereof and shall, as to such jurisdiction, be deemed to be severed from this Agreement to the extent of such prohibition.

10.9       COUNTERPARTS

           This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

10.10      PUBLIC NOTICES

           Except for disclosures required by Applicable Law, all public notices to third parties and all other publicity concerning the transactions contemplated herein shall be jointly planned and coordinated by the Vendor and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of every other Party, such approval not to be unreasonably withheld.

           IN WITNESS WHEREOF the Parties have hereunto duly executed thos Agreement.



SIGNED, SEALED AND DELIVERED            )
    In the Presence of:                 )      INTERNET CABLE CORPORATION
                                        )
                                        )
                                        )      PER:/s/DEREK AITKEN
                                                   -----------------------------
                                        )             DEREK AITKEN, COO
                                        )
                                        )
                                               VENDOR
                                        )
                                        )
                                        )          /s/JEFF PAINE
                                        )      ---------------------------------
                                        )             JEFF PAINE
                                        )
                                        )
                                        )      CLEARVIEW COMMUNICATIONS LTD.
                                        )
                                        )
                                        )      /s/JEFF PAINE
                                        )      ---------------------------------
                                        )      JEFF PAINE, PRESIDENT